NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **American Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@americanrealtyinvest.com**

American Realty Investors, Inc. Reports Improved Operating Income and Full Year Results for 2017

Dallas (April 3, 2017) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company is reporting its continued growth in both revenue and net operating income for 2017. Revenue increased to $126.2 million as compared to $119.7 million in 2016.while net income increased to $17.4 million for 2017 compared to $14.6 million for 2016. Further, the Company is continuing its growth strategy into the future with fourteen additional apartment projects in various stages of development. As these new projects come to completion, our strategic model of focusing on our multifamily portfolio for the future growth of the Company will continue. We are track and well positioned operationally and strategically for the opportunities ahead.

Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

For the twelve months ended December 31, 2017, we reported a net loss applicable to common shares of $9.5 million or ($0.61) per diluted earnings per share compared to a net loss applicable to common shares of $3.8 million or ($0.25) per diluted earnings per share for the year ended December 31, 2016. During 2016 and 2017, a subsidiary of the Company raised $115 million through the sale of bonds, which are traded on the Israeli stock exchange. In 2017, ARL recorded a non-cash foreign currency loss of $4.6 million.

Revenues

Rental and other property revenues were $126.2 million for the year ended December 31, 2017. This represents an increase of $6.5 million compared to the prior year revenues of $119.7 million. The change by segment is an increase in the apartment portfolio of $6.2 million and an increase in the commercial portfolio of 0.3 million, partially offset by a decrease of $0.1 million in the other portfolio. We purchased four apartment communities during the year ended December 31, 2016, which produced rental revenue of $8.3 million and $2.0 million during the years ended December 31, 2017 and 2016, respectively, for a net increase of $6.3 million. In addition, we purchased one apartment property during 2017 that produced $0.8 million in rental revenue.

Expenses

Property operating expenses were $64.1 million for the year ended December 31, 2017. This represents an increase of $1.1 million compared to the prior year operating expenses of $63.0 million. The change by segment is an increase in the apartment portfolio of $2.9 million, a decrease in the commercial portfolio of $1.9 million and a decrease in the land portfolio of $0.9 million, partially offset by an increase in the other portfolio of $1.0 million. The Company added a net 723 apartment units during 2016 and 201 units during 2017. Property operating expenses for our commercial portfolio decreased $1.8 million. In addition, we had a decrease in property operating expenses for our land portfolio of $1.0 million.

Depreciation and amortization expenses were $25.7 million for the year ended December 31, 2017. This represents an increase of $1.9 million compared to prior year depreciation of $23.8 million. The increase is primarily due to the growth in our apartment portfolio, which had an increase of $2.3 million year-over-year.

General and administrative expenses were $7.7 million dollars for the year ended December 31, 2017. This represents an increase of $0.6 million compared to the prior year general and administrative expenses of $7.1 million.

There was no provision for impairment of notes receivable, investment in real estate partnerships and real estate assets for the years ended December 31, 2017 and December 31, 2016.

Net income fee was $0.3 million for the year ended December 31, 2017 and December 31, 2016. The net income fee paid to Pillar is calculated at 7.5% of net income.

Advisory fees were $11.1 million for the year ended December 31, 2017. This represents an increase of $0.2 million compared to the prior year advisory fees of $10.9 million. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Other income (expense)

Interest income was $18.9 million for the year ending December 31, 2017. This represents a decrease of $1.6 million compared to the prior year interest income of $20.5 million dollars. This decrease was primarily due to a decrease of $2.3 in interest on notes receivable, partially offset by a $1.3 million increase in interest on receivable owed from Advisor.

Other income was $4.1 million for the year ending December 31, 2017. This represents an increase of $2.0 million compared to prior year other income of $2.1 million. The increase is primarily due to a property with a negotiated settlement of a debt with the lender during 2015.

Mortgage and loan interest expense was $66.1 million for the year ended December 31, 2017. This represents an increase of $6.7 million compared to the prior year expense of $59.4 million. The change by segment is an increase in the other portfolio of $7.4 million, an increase in the apartment portfolio of $1.7 million and an increase in the commercial portfolio of $0.3 million, partially offset by a decrease in the land portfolio of $2.5 million. The increase in the apartment portfolio was primarily due to the acquisition of new properties, partially offset by the refinancing of five loans during 2016 at lower rates.

Gain on sale of income-producing properties was $16.7 million and $16.2 million for the years ended December 31, 2017 and 2016 respectively. Included in the 2017 gain is $9.8 million which recognition of a deferred gain from a property sale in a prior year. Gain on land sales was $4.9 million and $3.1 million for the years ended December 31, 2017 and 2016, respectively.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2017	2016	2015
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues (including $839, $708 and $726 for the year ended 2017, 2016 and 2015, respectively, from related parties)	$ 126,221	$ 119,663	$ 104,188
Expenses:			
Property operating expenses (including $959, $900 and $770 for the year ended 2017, 2016 and 2015, respectively, from related parties)	64,091	62,950	54,002
Depreciation	25,679	23,785	21,418
General and administrative (including $3,225, $4,053 and $3,855 for the year ended 2017, 2016 and 2015, respectively, from related parties)	7,691	7,119	6,893
Provision on impairment of real estate assets	-	-	5,300
Net income fee to related party	250	257	492
Advisory fee to related party	11,082	10,918	9,775
Total operating expenses	108,793	105,029	97,880
Operating income	17,428	14,634	6,308
Other income (expense):			
Interest income (including $16,298, $18,864 and $15,859 for the year ended 2017, 2016 and 2015, respectively, from related parties)	18,941	20,453	16,674
Other income	4,082	2,091	4,106
Mortgage and loan interest (including $6,695, $5,300 and $3,774 for the year ended 2017, 2016 and 2015, respectively, from related parties)	(66,171)	(59,362)	(52,477)
Loss on the sale of investments	(331)	-	(1)
Earnings from unconsolidated subsidiaries and investees	309	493	428
Foreign currency translation loss	(4,536)		
Litigation settlement	-	-	(352)
Total other expenses	(47,706)	(36,325)	(31,622)
Loss before gain on sales, non-controlling interest and taxes	(30,278)	(21,691)	(25,314)
Gain on sale of income-producing properties (Including recognition of $14,048, $0, and $0 previously deferred gains in 2017, 2016, 2015, respectively)	16,698	16,207	-
Gain on land sales	4,884	3,121	21,648
Loss from continuing operations before tax	(8,696)	(2,363)	(3,666)
Income tax benefit (expense)	(180)	(46)	(517)
Net (loss) from continuing operations	(8,876)	(2,409)	(4,183)
Discontinued operations:			
Income (loss) from discontinued operations	-	(2)	644
Gain on sale of real estate from discontinued operations	-	-	735
Income tax expense from discontinued operations	-	1	(483)
Net income (loss) from discontinued operations	-	(1)	896
Net (loss)	(8,876)	(2,410)	(3,287)
Net income (loss) attributable to non-controlling interests	445	(322)	1,327
Net (loss) attributable to American Realty Investors, Inc.	(8,431)	(2,732)	(1,960)
Preferred dividend requirement	(1,105)	(1,101)	(1,216)
Net (loss) applicable to common shares	$ (9,536)	$ (3,833)	$ (3,176)
Earnings per share - basic			
Loss from continuing operations	$ (0.61)	$ (0.25)	$ (0.27)
Income from discontinued operations	-	-	0.06
Net (loss) applicable to common shares	$ (0.61)	$ (0.25)	$ (0.21)
Earnings per share - diluted			
Loss from continuing operations	$ (0.61)	$ (0.25)	$ (0.27)
Income from discontinued operations	-	-	0.06
Net (loss) applicable to common shares	$ (0.61)	$ (0.25)	$ (0.21)
Weighted average common shares used in computing earnings per share	15,514,360	15,514,360	15,111,107
Weighted average common shares used in computing diluted earnings per share	15,514,360	15,514,360	15,111,107
Amounts attributable to American Realty Investors, Inc.			
Loss from continuing operations	$ (8,431)	$ (2,731)	$ (2,856)
Income from discontinued operations	-	(1)	896
Net (loss)	$ (8,431)	$ (2,732)	$ (1,960)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

		December 31, 2017		December 31, 2016
		(dollars in thousands, except share and par value amounts)		
Assets				
Real estate, at cost	$	1,117,429	$	1,017,684
Real estate subject to sales contracts at cost, net of depreciation		48,234		48,919
Less accumulated depreciation		(177,546)		(165,597)
Total real estate		988,117		901,006
Notes and interest receivable				
Performing (including $69,320 in 2017 and $125,799 in 2016 from related parties)		97,775		143,601
Non-Performing (including $30,090 in 2017 from related parties)		30,090		-
Less allowance for estimated losses (including $14,269 in 2017 and $15,537 in 2016 from related parties)		(15,770)		(17,037)
Total notes and interest receivable		112,095		126,564
Cash and cash equivalents		42,920		17,522
Restricted cash		45,618		38,399
Investments in unconsolidated subsidiaries and investees		6,396		6,087
Receivable from related party		38,311		24,672
Other assets		63,263		60,659
Total assets	$	1,296,720	$	1,174,909
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	898,750	$	845,107
Notes related to assets held for sale		376		376
Notes related to assets subject to sales contracts		1,957		5,612
Bonds and interest payable		113,049		-
Deferred revenue (including $56,887 in 2017 and $70,935 in 2016 from sales to related parties)		77,332		91,380
Accounts payable and other liabilities (including $11,893 in 2017 and $10,854 in 2016 to related parties)		39,373		56,303
		1,130,837		998,778
Shareholders' equity:				
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 shares in 2017 and 2016 (liquidation preference $10 per share), including 900,000 shares in 2017 and 2016 held by ARL		2,205		2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 shares and outstanding 15,514,360 shares in 2017 and 2016, including 140,000 shares held by TCI (consolidated) in 2017 and 2016		159		159
Treasury stock at cost; 415,785 shares in 2017 and 2016, and 140,000 shares held by TCI (consolidated) as of 2017 and 2016		(6,395)		(6,395)
Paid-in capital		110,138		111,510
Retained earnings		5,967		14,398
Total American Realty Investors, Inc. shareholders' equity		112,074		121,877
Non-controlling interest		53,809		54,254
Total equity		165,883		176,131
Total liabilities and equity	$	1,296,720	$	1,174,909